                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                                          OMB Number: 3235-0058

                                   FORM 12b-25

                             SEC FILE NUMBER: 001-16423

                             CUSIP NUMBER: 450083 10 0

                            NOTIFICATION OF LATE FILING

[ ] Form 10-K     [ ] Form 20-F    [ ] Form 11-K     [X] Form 10-Q

             For Period Ended: December 31, 2012

             [ ] Transition Report on Form 10-K

             [ ] Transition Report on Form 20-F

             [ ] Transition Report on Form 11-K

             [ ] Transition Report on Form 10-Q

             [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I -- REGISTRANT INFORMATION

Full Name of Registrant: ISA INTERNATIONALE INC.

Former Name if Applicable: none

2564 RICE STREET

Address of Principal Executive Office (Street and Number):

ST. PAUL, MN 55113

City, State and Zip Code:

Telephone number: (651) 484-9850

                      PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on

Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                             PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,

10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Company's new auditing firm needs additional time beyond February 14, 2013 to complete their review of the Company's records. Due to these recent events, the Registrant requests an extension of time to file its Form 10-Q, as it could not complete the filing of its Form 10-Q on or before the prescribed due date without unreasonable effort. The Company expects to file its Form 10-Q report for the period ending December 31, 2012 on or before February 19th, 2013.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of contact person in regard to this notification:

     Bernard L. Brodkorb, CEO            (651) 489-6941

          (Name)                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

If answer is no, identify report(s).  [X] Yes  [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ISA INTERNATIONALE INC.

(Name of Registrant)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2013

By:

/s/Bernard L. Brodkorb, Jr.

President, Chief Executive Officer, and Chief Financial Officer

ISA Internationale Inc.